EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Reports 2008 Fourth Quarter Earnings and Declares Quarterly Cash Dividend

NORFOLK, Va., Feb. 11, 2009 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported that total assets reached $1.1 billion at December 31, 2008. This is an increase of 28.7% or $242.2 million from the $843.1 million reported at December 31, 2007. Loans reached a record $1.0 billion while total deposits grew 33.3% to end the year at a record $763.0 million. Based on the Company's strong capital and solid foundation the directors of Commonwealth Bankshares, Inc. declared a quarterly cash dividend in the amount of $0.08 per share on its common stock, payable February 27, 2009, to shareholders of record as of February 16, 2009. The payment represents an annual yield to shareholders of approximately 5.8% based on the Company's stock recent trading price. This is the first quarterly dividend declared in 2009.

Due to continued economic uncertainties management elected to provide an additional $2.7 million to its allowance for loan losses during the fourth quarter of 2008. Total provision for loan losses for the year ended December 31, 2008 was $24.0 million, an increase of $22.3 million over the comparable period in 2007. These unprecedented actions are being taken in response to current market conditions and the current economic climate. "Although this is very unusual for Bank of the Commonwealth, many U.S. banks have or will take similar actions during this economic cycle," said Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer. "Asset quality remains a top priority for our company and our underwriting standards have always been very stringent. For these reasons, our historical losses are extremely low, in fact, over the past 37 years Bank of the Commonwealth has only charged off $5.8 million in loans or 0.15% of average loans outstanding. Because we understand that we are seeing unparalleled events in the current economy we believe there are good reasons to take precautionary and extraordinary actions now. Due to the uncertainty in the economy, the slowdown in the housing market, declining real estate values, increased foreclosures, the turbulence in the financial sector and the current regulatory environment we have scrutinized our loan portfolio and we have taken a proactive and conservative action in establishing the additional reserve this year. Based on past experience we have always been overly conservative in providing a reserve with very little loss being recognized. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. We believe preparing for potential losses is prudent at this time."

Commonwealth Bankshares' earned $592.5 thousand for the quarter ended December 31, 2008, a decrease of 78.1% or $2.1 million over the earnings reported in the fourth quarter of 2007. For the year ended December 31, 2008, the Company reported a loss of $3.7 million, representing a decrease of 133.48% from the record earnings of $11.2 million reported for the comparable period in 2007. On a per share basis, for the quarter ended December 31, 2008, diluted earnings per share was $0.09 compared to $0.39 for the fourth quarter in 2007. For the year ended December 31, 2008, the diluted loss was $0.54, down from earnings of $1.60 for the same period in 2007.

"While we are not immune to the historic challenges facing the financial markets, we remain a well capitalized and sound Company. The higher level of reserves bolsters the strength of the balance sheet and the capital position of the Bank remains strong," said Woodard. Under Federal Reserve Bank rules, the Bank was considered "well capitalized," the highest category of capitalization defined by the regulators as of December 31, 2008. The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of December 31, 2008 was 11.71% and 9.96%, respectively, well above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution. In addition, Mr. Woodard commented, "We continue to hold an additional $20 million of available cash in our Holding Company that can be invested into the Bank to even further bolster the Bank's capital position. With this additional capital invested in the Bank, the Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of December 31, 2008 would be 13.69% and 11.85%, respectively." Mr. Woodard continued to say, "Our strong capital base gives us the ability to continue to grow and expand our franchise, to lend money in our community, helping build our local economy, as well as weather these uncertain economic times."

"While our earnings and key performance measures were down in comparison to the same period of the prior year, we believe these are merely a result of current economic conditions and not reflective of our Company's solid foundation," said Woodard. "We have been diligent in keeping operating cost down. This is evident by looking at our efficiency ratio, which is well below our peers. The Company's efficiency ratio (tax equivalent basis) was 52.66% and 59.84% for the twelve months and three months ended December 31, 2008, respectively, as compared to 51.96% and 53.77% during the comparable period in 2007. We are continuing to look at ways to reduce overhead cost and increase the share of income from noninterest sources to reduce our traditional dependence on the net interest margin."

Profitability as measured by the Company's return on average assets (ROA) was 0.22% for the quarter ended December 31, 2008, compared to 1.31% for the fourth quarter of 2007. For the year ended December 31, 2008, ROA was (0.39%), down from 1.44% for the comparable period of 2007. Return on average equity (ROE) was 2.21% for the quarter ended December 31, 2008, compared to 9.62% for the quarter ended December 31, 2007. For the year ended December 31, 2008, ROE was (3.30%), compared to 10.33% for the year ended December 31, 2007. Year to date average assets increased $183.1 million or 23.7% from the year ended December 31, 2007 to December 31, 2008. Year to date average shareholders' equity increased $5.1 million or 4.7% as of December 31, 2008 compared to the same period in 2007.

Between December 31, 2007 and December 31, 2008, the Company's loan portfolio increased by $236.1 million or 30.0%. Total loans at December 31, 2008 reached a record $1.0 billion. "In these extraordinary times, we are committed to and will continue to lend to our customers, supporting our community and local economy," said Woodard. Our strong loan growth helped maintain solid sources of interest income given the declining interest rate environment. Interest income on loans, including fees, increased $1.4 million or 2.3% for the year ended December 31, 2008. For the quarter ended December 31, 2008, interest income on loans, including fees, decreased by 2.8% to $15.5 million due to the unprecedented reduction in rates by the Federal Reserve during the fourth quarter of 2008.

Interest expense of $29.6 million for the year ended December 31, 2008 represented a $1.4 million or 4.9% increase from the comparable period in 2007. For the fourth quarter of 2008, interest expense was $7.7 million, an increase of $169.1 thousand over the fourth quarter of 2007. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $190.7 million increase in total deposits as of December 31, 2008 as compared to 2007. Average interest bearing liabilities increased $174.2 million or 28.6% from December 31, 2007 to December 31, 2008, while the overall rate paid on these liabilities decreased 85 basis points as a result of the declining interest rate environment.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.69% during the year ended December 31, 2008 as compared to 4.57% during the same period in 2007. For the quarter ended December 31, 2008, the net interest margin (tax equivalent basis) was 3.09% down from the 4.36% reported in the fourth quarter of 2007. The compression of our margins from prior year can be attributed to the 425 basis point reduction of the Federal Funds rate between December 2007 and December 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products, which lag the decrease in the prime rate, which has an immediate affect on variable loans. In addition, the competitiveness for deposits resulting from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates.

Net charge-offs for the year ended December 31, 2008 were $2.3 million, or 0.25% of year to date average loans. Non-performing assets at December 31, 2008 were $52.0 million or 4.79% of total assets at December 31, 2008 compared to $5.7 million or 0.67% of total assets at December 31, 2007. Non-performing assets at December 31, 2008 was comprised of $47.7 million in loans, of which 95.7% is comprised of loans secured by real estate. The Company has developed a Loan Impairment Committee to monitor past due loans, identify potential problem credits and develop action plans to work through these loans as promptly as possible. As all non-performing loans are deemed impaired, the Committee has individually reviewed the underlying collateral value (less cost to sell) on each of these loans as part of its analysis of impaired loans. Based on current collateral values, we believe our reserve is adequate to cover any short falls resulting from the sale of the underlying collateral. Based on current accounting and regulatory guidelines we have provided a reserve based on current market values for these impaired loans however, we plan to work with our customers to get through these unprecedented economic conditions and to minimize any potential credit exposure. Management has taken a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Asset quality remains a top priority for the company and management is closely monitoring these credits and is aggressively working to restore them to performing status. The remaining $4.3 million in non-performing assets is comprised of nine (9) OREO properties. All of these properties are being actively marketed. Based on current expectations relative to portfolio characteristics and management's comprehensive allowance analysis, management considers the level of the allowance to be adequate as of December 31, 2008.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has twenty-one bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

 Commonwealth Bankshares, Inc.
 Selected Financial Information (Unaudited)

 (in thousands, except    Three Months Ended     Twelve Months Ended
  per share data)       ----------------------  ----------------------
                         Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------
 Operating Results:
 ------------------
  Interest and dividend
   income               $   15,594  $   16,149  $   63,321  $   62,083
  Interest expense           7,679       7,510      29,563      28,184
                        ----------  ----------  ----------  ----------
  Net interest income        7,915       8,639      33,758      33,899
  Provision for loan
   losses                    2,717         560      23,972       1,645
  Noninterest income         1,117       1,406       4,864       5,181
  Noninterest expense        5,410       5,407      20,357      20,329
                        ----------  ----------  ----------  ----------
  Income (loss) before
   income taxes and
   noncontrolling
   interest                    905       4,078      (5,707)     17,106
  Income tax expense
   (benefit)                   327       1,367      (1,933)      5,927
                        ----------  ----------  ----------  ----------
  Income (loss) before
   noncontrolling
   interest                    578       2,711      (3,774)     11,179
  Noncontrolling
   interest in
   subsidiaries                 15          (2)         35         (12)
                        ----------  ----------  ----------  ----------
  Net income (loss)     $      593  $    2,709  $   (3,739) $   11,167
                        ==========  ==========  ==========  ==========

 Per Share Data**:
 -----------------
  Basic earnings
   (loss)               $     0.09  $     0.39  $    (0.54) $     1.62
  Diluted earnings
   (loss)               $     0.09  $     0.39  $    (0.54) $     1.60
  Book value            $    15.53  $    16.40  $    15.53  $    16.40
  Cash dividends        $     0.08  $     0.08  $     0.32  $     0.28
  Basic weighted average
   shares outstanding    6,836,943   6,897,687   6,881,871   6,886,621
  Diluted weighted
   average shares
   outstanding           6,843,681   6,931,097   6,906,474   6,973,570
  Shares outstanding at
   period-end            6,851,417   6,915,587   6,851,417   6,915,587

 Period End Balances:
 --------------------
  Assets                $1,085,294  $  843,138  $1,085,294  $  843,138
  Loans*                 1,023,068     786,987   1,023,068     786,987
  Investment securities      7,053       7,375       7,053       7,375
  Deposits                 763,006     572,296     763,006     572,296
  Shareholders' equity     106,372     113,414     106,372     113,414

 Average Balances:
 -----------------
  Assets                $1,058,194  $  822,151  $  956,869  $  773,756
  Loans*                 1,000,475     769,774     894,823     724,468
  Investment securities      7,344       7,247       7,402       7,298
  Deposits                 754,098     558,106     670,658     528,548
  Shareholders' equity     106,579     111,669     113,195     108,075

 Financial Ratios:
 -----------------
  Return on average
   assets                     0.22%       1.31%      -0.39%       1.44%
  Return on average
   shareholders' equity       2.21%       9.62%      -3.30%      10.33%
  Efficiency Ratio (tax
   equivalent basis)         59.84%      53.77%      52.66%      51.96%
  Period end
   shareholders' equity
   to total assets            9.80%      13.45%       9.80%      13.45%
  Loan loss allowance to
   period end loans*          3.04%       1.20%       3.04%       1.20%
  Loan loss allowance to
   non-performing assets     59.90%     165.85%      59.90%     165.85%
  Non-performing assets
   to total assets            4.79%       0.67%       4.79%       0.67%
  Net interest margin
   (tax equivalent
   basis)                     3.09%       4.36%       3.69%       4.57%
  Bank's Tier 1 capital
   to average assets          9.96%      13.11%       9.96%      13.11%
  Bank's Tier 1 capital
   to risk weighted
   assets                    10.43%      13.66%      10.43%      13.66%
  Bank's Total capital
   to risk weighted
   assets                    11.71%      14.85%      11.71%      14.85%

 * Net of unearned income.
 ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on
 June 30, 2006 and the eleven-for-ten stock split distributed on
 December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          P.O. Box 1177, Norfolk, Virginia 23501
          http://bankofthecommonwealth.com